Exhibit 99.2

IHOP Corp.

Fourth Quarter and Fiscal 2006/2007 Performance Guidance

Investor Call Script

Stacy Roughan — Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s fourth quarter 2006 and 2007 performance guidance conference call.  Today, with us from management are Julia Stewart, Chairman and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, let me remind you of our Safe Harbor regarding forward-looking information.  Today, management may discuss information that is forward-looking, and involves known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  We caution you to evaluate such forward-looking information in the context of these factors, which are detailed in today’s news release, as well as in our most recent Form 10-Q filing with the Securities and Exchange Commission. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart — Fourth Quarter and Fiscal 2006 Performance Overview

Thanks, Stacy.  We have a lot of ground to cover today, and Tom and I will be going back and forth in our prepared remarks to address all the important topics in an orderly fashion.  We will discuss fourth quarter and fiscal 2006 results, and, then, we will transition to a review of our performance expectations for 2007.  Our prepared remarks are a bit longer than usual, so bear with us as we get through the information.

Before getting to a review of 2006 results, I would like to provide you with an update on the trademark registration issue that we recently disclosed.  We became aware through our corporate refinancing due diligence process that a number of our existing trademark and service mark registrations had lapsed.  Our common law rights in these trademarks and service marks were not affected.  We believe that this is only a technical issue, and are taking the steps necessary to obtain new registrations for the affected trademarks and service marks.

Over the past week and a half, we have revised our Uniform Franchise Offering Circular, or “UFOC,” and are back selling franchises in 45 states.  In the remaining states, we have filed amended UFOCs and are waiting for the regulators to review them.  We believe that any issues regarding the validity of our federal trademark and service mark registrations will not have a material impact on the business of IHOP Corp. or our franchisees.  However, due to this trademark issue, our refinancing has been temporarily delayed.  We expect to move forward with the completion of this transaction once the amended UFOCs are approved in all 50 states, which we expect will be concluded in the next several weeks.

Now, turning to the fourth quarter 2006, let’s get started with our earnings results.  EPS for the quarter ended at $0.57 [cents], including pre-tax stock based compensation expense.  Excluding this expense of $1.0 million [dollars], EPS would have increased 15.1% [percent] to $0.61 [cents].  Growth in earnings per share was primarily driven by a 3.8% [percent] increase in Franchise Operations segment profit and a 4.2% [percent] reduction in diluted weighted average shares outstanding due to share repurchases made throughout the year.

For fiscal 2006, EPS was $2.43 [dollar/cents] including pre-tax stock based compensation expense.  Excluding this expense of $3.9 million [dollars], EPS would have increased 14.2% [percent] to $2.57 [dollar/cents].  The increases resulted primarily from improved Franchise Operations segment profitability.  This was primarily due to sales growth and new unit openings in 2006, coupled with modest expense growth in this segment.  Additionally, continued share repurchases drove EPS higher with a 6.7% [percent] reduction in diluted weighted average shares outstanding.

During 2006, we repurchased approximately 889,000 shares totaling $42.7 million [dollars] worth of IHOP stock.  We returned $18.1 million [dollars] to shareholders through quarterly dividend payments last year.  That’s a total return of $60.8 million [dollars] in cash to shareholders in 2006.  As we guided at the beginning of 2006, share repurchases were expected to be below 2005’s levels due to covenant restrictions on our existing debt and the timing of refinancing.  While we did not repurchase shares in the fourth quarter, we are increasing leverage through our refinancing efforts underway and plan to dedicate substantially all of the proceeds from our refinancing, after the retirement of our existing debt, to share repurchase.  Since 2003, IHOP has returned approximately $277 million [dollars] to shareholders in the form of share repurchases and dividend payments.

Turning to sales, system-wide same-store sales increased 2.5% [percent] for 2006, which consisted of a healthy increase in guest traffic that outpaced a moderate increase in guest check average.  Compared to an exceptionally strong 5.4% growth in the same quarter last year, system-wide same-store sales increased 0.4% [percent] for the fourth quarter 2006.  This growth consisted entirely of an increase in guest traffic that offset flat guest check average results.  Our ability to drive positive traffic throughout the year — counter to what most of the industry at large experienced in 2006 — reflects the strength of our marketing and operational strategies, as well as pricing moderation demonstrated by our franchisees, which re-enforced IHOP’s price/value relationship with guests.

Same-store sales growth for the fourth quarter 2006 was supported by the solid performance of our limited-time offers — French Toast Fantasy and Super Rooty Tooty — in addition to the introduction of an enhanced system-wide menu and increased gift card sales during the holiday season.

Turning to Franchise Development, franchisees and our Florida area licensee developed and opened 65 new IHOP restaurants in 2006, 24 of which opened during the fourth quarter.  We opened four new Company-operated IHOPs in our dedicated market of Cincinnati in 2006.  This R&D market now stands at a total of 10 restaurants.  During the quarter, we added commitments for franchisees to develop 33 new IHOP restaurants over the next several years.  As of year-end, our franchise development pipeline included 470 restaurants signed, optioned or pending to be developed by franchisees in the U.S., Canada, Mexico and the U.S. Virgin Islands.

We ended the year with 182 restaurant remodels completed by franchisees, which brings the total number of ICON package remodels completed to date to 351 restaurants, or 27% [percent] of the IHOP system.

Now, let me address remodel ROI.  As we have communicated in the past, results can significantly vary from restaurant to restaurant.  As a result, determining an ROI is problematic and, therefore, we cannot share ROI information.  The ICON remodel should best be thought of as a key strategic investment for our franchisees, particularly as IHOP had not required an extensive remodel in years.  It’s the right thing to do for our brand to remain competitive.

Moving to Operations Excellence, we ended the year with a substantial percentage of IHOP franchisees rated as “A” and “B” operators.  It is now time for us to raise our expectations and set the bar higher to drive a whole new level of operational excellence at each IHOP restaurant.  In 2007, we will put in place new tools and processes to elevate our system’s operational standards and begin to measure our progress in new and more effective ways.

In all, 2006 was a solid year of strategic execution and financial performance for our Company, which resulted in two impressive milestones.  In addition to recording our 16th consecutive quarter of positive same-store sales growth, we crossed the 1,300 restaurant mark, and surpassed the $2 billion [dollar] mark in system-wide sales.  What was particularly amazing to me was that it took IHOP more than 40 years to reach the first billion in annual system-wide sales, and only seven years to reach the second billion.  It’s a true testament to the collective efforts of our franchisees, employees and vendor partners as we continue our drive to become number one in Family Dining.

With that, I would now like to turn the call over to Tom Conforti, our Chief Financial Officer, for a more detailed discussion of our fourth quarter and fiscal 2006 financial performance.

Tom Conforti — Fourth Quarter and Fiscal 2006 Performance Detail

Thanks, Julia, and good morning everyone.  Julia covered our EPS results, so I’ll walk you through key drivers of that EPS performance for the fourth quarter and full year 2006 in more detail.

Let’s start with G&A… we experienced a 7.5% [percent] increase to $17.0 million [dollars] in G&A expenses for the fourth quarter 2006.  This was primarily due to approximately $1.0 million [dollars] in stock based compensation expense.  If you remove this stock based compensation impact, G&A expenses for the quarter would have grown a modest 1.7% [percent].  For the full year, reported G&A grew at 8.1% [percent] to $63.5 million [dollars], which came in at the low end of our guidance for the year.  Excluding stock compensation expense, G&A growth would have been 1.9% [percent].

Moving to segment performance, let’s start with our core business, Franchise Operations.  Revenue grew 5.4% [percent] for the fourth quarter and 7.1% [percent] for fiscal 2006, driven by higher retail sales as a result of growth in same-store sales, as well as growth in the number of effective units.  For the year, franchise retail sales increased due to a 4.6% [percent] increase in effective units from 2005 and a 2.5% [percent] increase in same-store sales.  On the expense side, Franchise Operations expense increased 7.1% [percent] in the quarter and 5.5% [percent] for fiscal 2006.  Our ability to moderate Franchise Operations expense growth throughout the year was primarily due to the elimination of MICROS Point-of-sale incentives to our franchisees, as well as a reduction in the amount of financial relief granted to franchisees at certain underperforming restaurants.  We leveraged our top line performance in this segment to produce an 8.6% [percent] increase for the full year.

Turning to the Rental Operations segment, rental income increased 1.6% [percent] for the quarter and was flat for the year consistent with our long-term guidance that this segment should be essentially flat as we manage our existing rental relationships.  Rental expenses decreased 1.5% [percent] for the quarter and 0.5% for fiscal 2006.  Rental Operations segment profit increased 11.4% [percent] for the quarter and 2.9% [percent] for the full year due to same-store sales increases.

Company Operations performance for the quarter resulted in a loss of $724,000 [dollars] versus a loss of $344,000 in the prior year.  For fiscal 2006, we reported a loss of $2.0 million [dollars] in Company Operations.  These losses are largely due to a lower level of sales at recently opened locations in our Cincinnati market.  At the end of the fourth quarter, we operated only 10 IHOP restaurants primarily for R&D purposes, all of which are located in our dedicated Company market of Cincinnati.  As we mentioned on our last call, we have new leadership for our Company-operated restaurants, and we are making great strides toward improving the financial and operational performance of each restaurant.

Finally, turning to Financing Operations, profit in this segment increased 17.4% [percent] for the quarter and decreased 13.9% [percent] for fiscal

2006, as expected, as we continue to exit “Old Model” sources of revenue.   This decrease for the year was primarily due to the continued decline of long-term note balances, and the resulting interest income recognized in this segment related to the receivables run-off.  In addition, our net gain from sale of franchises and equipment was unfavorable to 2005, partially due to the fact that 2005 included a gain of $600,000 [dollars] for the sale of a unit with no similar recorded gain in 2006.

Turning to Cash Flow, the increase in cash provided by operating activities was a key highlight, increasing 17.2% [percent] to $64.9 million [dollars] for fiscal 2006.  This increase was primarily due to the realization of a $14.7 million [dollar] benefit from the reclassification of assets for tax purposes related to a cost segregation study we completed in mid-2006.  This amount was offset somewhat by our audit settlement with the IRS, which netted out to be $7.9 million [dollar] for the year.  After nearly a three-year audit process, we are pleased to bring this topic to a close.

CAPEX totaled $9.4 million [dollars], an increase of $2.1 million [dollars] versus fiscal 2005, which primarily reflects the development of our Company market in Cincinnati.  As a result, Free Cash Flow — defined as Cash from Operations less CAPEX — increased 15.5% [percent] to $55.4 million [dollars] as of the end of 2006.

Our Cash Flow was augmented by $17.8 million [dollars] during fiscal 2006 from the systematic run-off of our franchise and equipment notes receivables.  This brought total cash generated — Cash from Operations plus the receivables run-off — to $82.6 million [dollars].  That’s more than $4.50 [dollars/cents] of cash per share for fiscal 2006.

With that, I’ll turn the call back to Julia.

Julia Stewart — 2007 Performance Guidance Overview

Thanks, Tom.  Now, I’d like to transition to a discussion of our expectations for 2007 — from both a strategic and financial perspective.

Over the past four years, the success of our core restaurant franchising business has been guided by three key strategies — energizing the brand, improving operations, and maximizing franchise development.  These strategies remain intact for 2007 and will continue to guide our efforts as we look to further strengthen the IHOP brand.

Looking at ways in which we will grow the brand this year, we have taken steps to increase our national advertising presence with more efficient media buying strategies to support our six planned limited-time offers in 2007.  As we have shared in the past, for 2007, we are continuing to secure additional dollars for national advertising efforts with franchisees redirecting some of their local advertising contributions toward the national advertising fund.  This allows IHOP to reach our target audience more frequently and in a more effective way through an increased national presence.  A portion of our national spending in 2007 will include

advertising for our new carry out program, “IHOP ‘n Gosm,” which launched system-wide just yesterday.   Although difficult to measure, we estimate that “to go” currently makes up approximately 2% [percent] of total sales.  We hope to see that increase to as much as 3% [percent] to 4% [percent] over the next year as our new program goes into effect.

We will also continue gift card optimization efforts, and pursue additional menu enhancement with one planned system-wide menu update in October of this year.

Turning to remodel expectations, we expect another 220 franchise remodels to be completed, which will bring the total number of existing restaurants remodeled to approximately 570 IHOPs, or close to half of the system by the end of 2007.

As I mentioned on our last call, improving operations in 2007 will center on breaking through to the guests with dramatically improved levels of service.  To accomplish this, we are moving forward with operational tools and a new restaurant training program, among other initiatives, to help ensure that we are delivering “service as good as our pancakes” with every order, every day, at every IHOP restaurant.  We’ll have more details to share with you on our next call.

Moving to Franchise Development, with more than 1,300 existing IHOP restaurants and 470 more committed, optioned and pending restaurants in the pipeline, we believe that IHOP could ultimately grow to as many as

1,900 units in the U.S., with incremental growth opportunities throughout Mexico and Canada.  We have sold nearly all of the available territories in the U.S., and will increasingly focus on securing international development commitments in Mexico and Canada — without an added expense base to support this growth.

As you can tell, there is still upside present in each of our core strategies and we will continue optimizing our approach in 2007.  Opportunistically, we will augment our efforts with initiatives designed to extract further value from the IHOP brand and leverage our core competencies.

For example, in 2007, we are examining potential product licensing opportunities that could increase our brand’s reach to your local grocery store.   We are leveraging the licensing experience that a number of our management team members possess and are working closely with our franchisees to make this a win-win proposition.  If successful, licensing would establish another source of ongoing income and cash in a low risk, low investment fashion.

We are also thinking beyond the four walls of an IHOP restaurant as we examine opportunities to take advantage of our core equities and apply them in ways that could allow consumers to access the brand differently.   Our efforts around brand extension are in the very early stages.  But, at the heart of this process, is the drive to be forward-thinking and identify opportunities to deliver the IHOP brand and our signature products in a new and different way.

Additionally, acquisition remains a viable growth avenue for our Company.  Our franchising expertise is a significant, leveragable advantage we believe can be successfully applied to another restaurant company seeking to expand through franchising.  Specifically, we are looking for a non-competitive restaurant concept that is already franchising or able to be franchised, that is of a sufficient size and could be acquired at a reasonable price.  While identifying a suitable candidate in this market has been a challenge, we will continue to seek out and evaluate acquisition opportunities in 2007.

Now, turning to our performance expectations for 2007, I would like to walk you through our financial guidance for the year.  First, let’s start with earnings.

We expect earnings per diluted share for fiscal 2007 to range between $2.50 [dollars/cents] and $2.60 [dollars/cents].  Our 2007 earnings guidance takes into account the following key assumptions:

We expect same-stores sales to grow between 2% [percent] and 4% [percent] this year.  As always, our goal will be to grow sales through a healthy balance of traffic gains and guest check increases as we remain dedicated to protecting and strengthening our price/value relationship with our guests.

We expect franchisees to open between 55 and 60 new IHOP restaurants in the U.S. in 2007, while our area licensee in Florida should open approximately three new IHOPs.  We do not plan to open Company restaurants in Cincinnati in 2007 due to timing issues, but we anticipate a couple of Company restaurant openings sometime next year.  Finally, we expect franchisees to open three new IHOPs internationally in 2007.  Therefore, total new unit openings should range between 61 and 66 for the year.

As you know, G&A management is an important operating lever, and our goal is to keep this expense growth moderate, ranging between $65 million [dollars] and $67 million [dollars] for 2007.

Our EPS guidance also assumes the successful completion of our refinancing and reflects our best timing and cost considerations at this point.

Finally, our EPS expectations also take into account a substantially increased level of share repurchases in 2007.  With the expected completion of our refinancing in the near-term, we plan to increase our balance sheet leverage.  Once the refinancing is complete and after the repayment of our existing debt, substantially all the proceeds will be dedicated toward share repurchases.  Beyond maximizing our operational performance, we believe increasing share repurchases will have an important impact on further enhancing shareholder value and driving EPS growth this year.

Now, I would like to turn the call back over to Tom to review our segment performance guidance, cash expectations and other key financial metrics for 2007.

Tom Conforti — 2007 Performance Guidance Detail

Thanks, Julia.  Let’s start with an explanation of the impact we expect refinancing to have on our overall financial performance for 2007.

As many of you know, when we decided to refinance the Company and take on additional debt, we made the decision to increase available cash to enable greater share repurchases, with the tradeoff being higher expenses associated with this increased leverage and the cost of taking out our existing debt.  While we expect to provide further guidance with the completion of our refinancing, I did want to give you a sense of some of the items reflected in our guidance.  This year, we expect to have a one-time write-off of past deferred financing costs and a prepayment penalty related to the early payment on our existing debt.  Our refinancing is also accompanied by increased deferred financing costs going forward, as well as higher interest expense due to our planned increase in debt.  While these costs are expected to impact our net income performance, we expect a substantial commitment to share repurchase this year to drive EPS.

Now, turning to our segment profitability guidance, let’s start with Franchise Operations.

We expect Franchise Operations profit to range between $102 million [dollars] and $106 million [dollars] in 2007.  Franchise Operations represents our core franchising business, and growth in this segment is driven by same-store sales growth, fees generated from new IHOP openings, as well as the benefit of additional operating weeks and royalty payments associated with new restaurant openings in 2007.  Weighted average royalty will be approximately 4.3% [percent], which is slightly lower than our standard 4.5% [percent] royalty rate.  This is the result of deals cut on restaurants refranchised over the past few years, as well as lower area licensee royalty rates.  As we have shared in the past, the sale of proprietary pancake and waffle mix is also a significant profit contributor in Franchise Operations, which equates to approximately 68 basis points of total system sales.  We expect Franchise Operations expense to be essentially flat versus 2006.

Turning to Rental Operations, we expect Rental Operations profit to range between $34 million [dollars] and $36 million [dollars] in 2007.  This is our second most profitable segment, and growth in Rental Operations will continue to be flat to slightly up for the foreseeable future as we work to retain profitable relationships among our franchisees, IHOP and the landlords at 725 IHOP locations nationwide.  Upside in the segment is driven by same-store sales growth, as approximately 40% [percent] of our lease agreements are tied to restaurant sales.

Moving to Financing Operations, we expect Financing Operations profit to range between $7 million [dollars] and $9 million [dollars] in 2007.  Financing Operations represents financing activities under our “Old Model” and will continue to be a declining segment due to lower interest income on note balances which will decline over time.  This segment also contains interest expense related to our conventional debt.  We expect that interest expense will be increasing on an annualized basis due to our decision to increase the Company’s overall leverage.

Finally, we expect Company Operations to produce a loss in 2007 between $1 million [dollars] to $1.5 million [dollars].  Company Operations primarily reflects the performance of our Company-operated restaurants in Cincinnati, as well as the cost of potential restaurant take backs.  While our focus in Cincinnati this year will be to reduce losses in the market, we view our Company market as an R&D expense and encourage you to do the same.  Our goals for Company Operations are to refranchise restaurants taken back from franchisees without taking possession of the unit, whenever possible, and, ultimately to operate Cincinnati IHOPs at — or slightly better than — breakeven.

Moving to G&A, our long-term goal is to limited G&A expense growth to a moderate 3% [percent] to 5% [percent] annual growth range.  While salary and benefits make up approximately 60% of G&A, discretionary spending will be prioritized toward initiatives designed to support same-store sales growth, enhance the IHOP brand or drive operational improvements.  This will include such projects as R&D and the development of tools and systems designed to help franchisees’ profitability.

Turning to Other Expenses, this is a line item that we have not provided guidance on historically.  However, with our refinancing, there will be several costs related to securitization captured in our Other Expenses line, so we wanted to provide performance expectations on this point.  We expect Other Expenses to range between $10 million [dollars] and $11 million [dollars] in 2007 versus $4.7 million [dollars] last year.  In addition to impairment and closure charges and other miscellaneous items, which have been captured in this line in the past, Other Expenses will also reflect the amortization of deferred securitization costs, the write-off of existing deferred financing costs and pre-payment penalties on our old debt.

Turning to cash, we expect Cash Flow from Operations to range between $60 million [dollars] and $65 million [dollars] in 2007.  Cash from Operations is expected to decrease from 2006 levels, primarily due to the absence of the large, one-time cash benefit associated with a cost segregation study completed last year that drove Cash from Operations higher in 2006.

We expect CAPEX to range between $6 million [dollars] and $8 million [dollars].  Approximately $2 million [dollars] of CAPEX is allocated to building a pipeline for Cincinnati openings currently planned for next year — in 2008.  Approximately $2 million [dollars] of our CAPEX guidance is dedicated toward optimizing our Information Technology infrastructure, a portion of which will be dedicated to disaster recovery systems.  And, the balance is earmarked for miscellaneous use.

As you know, each year, our cash performance is augmented by the systematic run off of franchise, equipment and direct financing lease notes receivable.  In 2007, this is expected to produce additional cash in the range of $16 million [dollars] to $18 million [dollars].

Therefore, we expect to generate between $76 million [dollars] and $83 million [dollars], which reflects the expected combined contribution of Cash from Operations and our Receivables run off in 2007.  That translates to as much as $4.50 [dollars/cents] per share for fiscal 2007.

Now, I’ll turn the call back to Julia.

Julia Stewart — Wrap Up to Q&A

Thanks, Tom.  I hope you all have found today’s discussion helpful.

Our strong financial performance this year and outlook for 2007 not only demonstrate the power and attractiveness of our franchise business model, it is also evidence of the successful financial formula we established four years ago: same-store sales growth and new franchise restaurant openings coupled with disciplined expense management and value-enhancing share repurchases.

Since transitioning to this new business model, we have re-energized our brand in an unprecedented way.  We have turned in 16 consecutive quarters of positive same-store sales growth, a level that few other players in our industry have achieved.  Franchisees continue to develop and open new IHOP restaurants in numbers substantially higher than any of our closest competitors — and this pipeline is not slowing any time soon.  Finally, our improvements in all aspects of our operational execution have been dramatic and sustainable — and now we’re raising the bar, with a focus on making our “service as good as our pancakes.”

While we have been doing all the right things for the brand, we have also been delivering for our shareholders as we deploy our capital in ways that create value — returning a total of $277 million [dollars] through share repurchases and quarterly dividend payments.   That’s the equivalent of approximately 55% [percent] of our total market value at the point when we initiated our cash return to shareholders in early 2003.  We are extremely pleased with our track record, and look to making 2007 an exceptional year for our shareholders, our franchisees and our employees.

So, with that, Tom and I will now be happy to take your questions.  Operator …?

Julia Stewart — Closing Comments

Thank you for joining today’s call.  Should you have additional questions, Tom and I are available after the call.  Otherwise, we look forward to speaking to you on our next conference call to discuss first quarter 2007 results, which is scheduled for Wednesday, April 25th.  Thank you.